EXHIBIT 23

                               Consent of KPMG LLP

The Board of Directors
Simulaids, Inc.:

We consent to the inclusion of our report dated March 19, 1999 with respect to the balance sheets of Simulaids, Inc. as of December 31, 1998 and 1997 and the related statements of income, shareholders' equity and cash flows for each of the years in the three year period ended December 31, 1998, which report appears in the June 30, 2000 Form 10-K of The Aristotle Corporation.


                                                                /s/ KPMG LLP

                                                                    KPMG LLP

New York, New York
September 25, 2000